UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Calamos Asset Management, Inc.

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CALAMOS ASSET MANAGEMENT, INC.
2020 Calamos Court
Naperville, Illinois 60563
630-245-7200

April 19, 2010

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders of Calamos Asset Management, Inc. The meeting will be held at 9:00 a.m. local time on Friday, June 4, 2010 at our main offices, 2020 Calamos Court, Naperville, Illinois 60563. The attached notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting.

Please sign and return the enclosed proxy card promptly in the postage-paid envelope. A majority of the voting power of our common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business at the annual meeting. You may revoke your proxy at any time before it is voted, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

Sincerely yours,

John P. Calamos, Sr.
Chairman of the Board,
Chief Executive Officer and
Co-Chief Investment Officer

CALAMOS ASSET MANAGEMENT, INC.
2020 Calamos Court
Naperville, Illinois 60563
630-245-7200

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE STOCKHOLDERS MEETING
to be held on June 4, 2010

THE PROXY STATEMENT AND ANNUAL REPORT
TO SECURITY HOLDERS ARE AVAILABLE AT:
www.calamos.com\proxy

Notice is hereby given that the annual meeting of stockholders of Calamos Asset Management, Inc. will be held at 9:00 a.m. local time on Friday, June 4, 2010 at our main offices, 2020 Calamos Court, Naperville, Illinois 60563, for the following purposes:

1. To elect six (6) directors identified in the proxy statement to our board of directors. If elected, each director will hold office until the 2011 annual meeting of stockholders or until that person’s successor is elected and qualified;

2. To ratify our audit committee’s appointment of McGladrey & Pullen LLP, an independent registered public accounting firm, as independent auditors for the current fiscal year ending December 31, 2010; and

3. To transact such other business that may be raised at the annual meeting or any adjournments or postponements of the annual meeting.

You must have owned shares at the close of business on April 9, 2010 to be entitled to receive notice of, and to vote on, all matters presented at the annual meeting. Even if you plan to attend the annual meeting in person, we ask you to please complete, sign and return the enclosed proxy card.

By order of the board of directors,

James J. Boyne
Secretary

April 19, 2010
Naperville, Illinois

CALAMOS ASSET MANAGEMENT, INC.
2020 Calamos Court
Naperville, Illinois 60563
630-245-7200

PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

April 19, 2010

This proxy statement and the accompanying notice of annual meeting of stockholders are being furnished in connection with the solicitation by the board of directors of Calamos Asset Management, Inc., a Delaware corporation, of proxies for use at the 2010 annual meeting of stockholders. The annual meeting will be held at 9:00 a.m. local time on Friday, June 4, 2010 at our headquarters, 2020 Calamos Court, Naperville, Illinois 60563. We expect that this proxy statement and the enclosed proxy, together with a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 will be mailed on or about April 23, 2010 to each stockholder entitled to vote at the annual meeting.

Unless the context otherwise requires, references to “we,” “us,” “our” and “company” refer to Calamos Asset Management and its consolidated subsidiaries. Calamos Family Partners, Inc., a Delaware corporation, its subsidiaries and their predecessor companies, are referred to herein as our “predecessor company.” “Calamos Interests” refers to Calamos Family Partners and John P. Calamos, Sr., the Chairman of the Board, Chief Executive Officer and Co-Chief Investment Officer of the company.

Calamos Family Partners is wholly owned by John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. (Calamos Principals). John P. Calamos, Sr. holds the controlling interest in Calamos Family Partners, which holds all of our outstanding Class B common stock. Calamos Asset Management is the sole manager of Calamos Holdings LLC. As of March 31, 2010, Calamos Holdings was owned approximately 22% by Calamos Asset Management and 78% by Calamos Interests.

Calamos Asset Management entered into a stockholders’ agreement with Calamos Family Partners, Calamos Holdings, the Calamos Principals and family affiliates which, among other things (i) restricts transfers of (a) the shares of Calamos Family Partners owned by the Calamos Principals and their family affiliates, (b) the shares of our Class B common stock and ownership in Calamos Holdings held by Calamos Interests and (c) any shares of our Class A common stock issued upon conversion of our Class B common stock or in exchange for any membership interest in Calamos Holdings, and (ii) allows Calamos Family Partners to designate two persons to attend all of our board meetings as observers. Calamos Family Partners has designated John P. Calamos, Jr. and Laura Calamos-Nasir, children of John P. Calamos, Sr., as its board observers.

VOTING INFORMATION

Who can vote?

You may vote if you held shares of our Class A or Class B common stock directly as a stockholder of record or beneficially in street name at the close of business on April 9, 2010 (the record date). As of the record date, we had 19,893,630 shares of Class A common stock outstanding and 100 shares of Class B common stock outstanding. All the shares of Class B common stock are held by Calamos Family Partners.

How many votes are needed to hold the annual meeting?

In order to take any action at the annual meeting, the record holders of shares having a majority of the voting power as of the record date must be present at the meeting. This is called a quorum.

Who may vote on each proposal?

The holders of our Class B common stock, voting separately, are entitled to elect two directors at the annual meeting. The holders of our Class A and Class B common stock, voting together, are entitled to elect the remaining four directors and vote on all other matters submitted to stockholders. The nominees for election by the holders of our Class B common stock, voting as a separate class, are John P. Calamos, Sr. and Nick P. Calamos. The nominees for election by the holders of our Class A and Class B common stock, voting together, are G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight.

How many votes per share am I entitled to?

If you hold shares of Class A common stock, you are entitled to one vote per share. Holders of shares of Class B common stock are entitled to the number of votes per share equal to: ten (10) multiplied by the sum of (A) the aggregate number of shares of Class B common stock held, and (B) (I) the product of (x) the ownership interest held in Calamos Holdings by such holder, taken to eight decimal places, and (y) 100,000,000, divided by (II) the number of shares of Class B common stock held. All of the 100 outstanding shares of Class B common stock are currently held by Calamos Family Partners, which also holds approximately a 78% ownership interest in Calamos Holdings. As a result, Calamos Family Partners is entitled to approximately 784 million votes, representing 100% of the Class B voting power and approximately 97% of the combined voting power of our company.

Who counts the votes?

The final voting results will be tallied by our transfer agent, The Bank of New York Mellon, which also will serve as the inspector of elections. The results will be published in a Form 8-K.

What is a proxy?

A proxy allows someone else (the proxy holder) to vote your shares on your behalf. The board of directors of Calamos Asset Management (board of directors or board) is asking you to allow any of the persons named on the proxy card (John P. Calamos, Sr., Nick P. Calamos and James J. Boyne) to vote your shares at the annual meeting.

How do I vote by proxy?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee. If you beneficially hold shares and do not provide voting instructions, your intermediary has the authority under applicable stock market rules to vote those shares for or against routine matters in its discretion. Where a matter is not considered routine, including the election of the board of directors, shares held by your intermediary will not be voted absent specific instruction from you, which means your shares may go unvoted. For more information on these options, please see your proxy card or the information your bank, broker, or other holder of record provided to you. Unless you indicate otherwise on your proxy card, the persons named as your proxy holders on the proxy card will vote your shares “FOR” all nominees to the board of directors and “FOR” the ratification of the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm (the independent auditors) for the fiscal year ending December 31, 2010. If any other matters come before the annual meeting to be voted on, the persons named as your proxy holders on the proxy card will vote, act and consent on those matters in their discretion.

Can I change or revoke my vote after I return my proxy card?

Yes. You can change or revoke your proxy by submitting another proxy with a later date before the beginning of the annual meeting. You also may revoke your proxy by attending the annual meeting and voting in person.

Can I vote in person at the annual meeting instead of voting by proxy?

Yes. However, whether you plan on attending in person or not, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.

What is the voting requirement to approve each proposal?

For the election of directors (Proposal No. 1), each nominee for each Class B director position receiving a plurality of votes of the Class B stockholders entitled to vote and each nominee for the remaining four director positions receiving a plurality of the combined votes of the Class A and Class B stockholders entitled to vote, shall be elected, without regard to either (1) broker non-votes, or (2) proxies as to which authority to vote for one or more of the nominees being proposed is withheld. Therefore, the two nominees for Class B director positions and the four nominees for the remaining director positions receiving the highest number of votes cast at the meeting from their respective stockholder voting group will be elected. An affirmative vote of the holders of shares of Class A and Class B common stock, voting together as a single class, having a majority of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the matters, are necessary to ratify the appointment of McGladrey & Pullen LLP (Proposal No. 2). Shares properly voted “ABSTAIN” on Proposal No. 2 will be treated as having voted “AGAINST” the applicable proposal.

Calamos Family Partners, which holds approximately 97% of the combined voting power of the company, has advised us that it intends to vote “FOR” all of the nominees for director and “FOR” ratification of the appointment of McGladrey & Pullen LLP. This would result in the election of all six director nominees and the ratification of McGladrey & Pullen LLP’s appointment by the audit committee.

Who pays for this proxy solicitation?

We pay the cost of soliciting your proxy. Proxies also may be solicited by directors, officers and employees of our company and its subsidiaries, without additional compensation to those individuals. We also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and we will reimburse such holders for their reasonable expenses in doing so.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

General

Our board’s nominating and governance committee recommended, and the board approved, all of the nominees named below for election as members of the board of directors of Calamos Asset Management. All nominees are currently directors and are standing for re-election by our company’s stockholders. The nominees for election by the holders of our Class B common stock, voting as a separate class, are John P. Calamos, Sr. and Nick P. Calamos. The holders of our Class A and Class B common stock, voting together as a group, are entitled to vote for the election of the remaining four director positions, the nominees for which are G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight. If elected, each director will serve until the 2011 annual meeting of stockholders, or until a successor is elected and qualified or until that person’s earlier resignation, retirement, death, disqualification or removal.

The board has affirmatively determined that the board is currently composed of a majority of independent directors, and that the following nominees are independent as defined under the NASDAQ Stock Market rules: G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight. For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with Calamos Asset Management, other than his service as a director. In making the determination of independence, the board applies the objective measures and principles contained in the NASDAQ and U.S. Securities and Exchange Commission (SEC) standards defining independence, considers any direct or indirect material relationships which the director has with Calamos Asset Management, and any other relevant facts and circumstances.

Unless you mark on your proxy card to withhold authority to vote for one or all of the director nominees, the persons named as proxy holders intend to vote “FOR” all of these nominees; however Class A stockholders are entitled to vote only with respect to Messrs. Bulkley, Feiger, Gilbert and Knight.

Recommendation of the Board

The board of directors recommends a vote “FOR” each of the following nominees. The voting requirements for this proposal are described in the Voting Information section.

Nominees

Listed below are the names, ages, and principal occupations for at least the past five years of the director nominees:

John P. Calamos, Sr., 69, is our Chairman of the Board, Chief Executive Officer and Co-Chief Investment Officer. Mr. Calamos is the uncle of Nick P. Calamos and founded our predecessor company in 1977. Previously, he enlisted in the United States Air Force and ultimately earned the rank of Major. Mr. Calamos received his undergraduate degree in economics and an MBA in finance from the Illinois Institute of Technology. He is a member of the Investment Analysts Society of Chicago. Mr. Calamos is a nominee for election by the Class B stockholders and has been a director since 2004.

As founder, Chairman of the Board, Chief Executive Officer and Co-Chief Investment Officer, Mr. Calamos is uniquely qualified to serve on our board of directors. Mr. Calamos has been with our organization for over 33 years and brings unparalleled knowledge of our business and experience in the investment management industry.

Nick P. Calamos, 48, is our President of Investments, Co-Chief Investment Officer and a director of our company. He joined our predecessor company in 1983 and has more than 25 years of experience in the investment industry. Mr. Calamos oversees our research and portfolio management function. He received his undergraduate degree in economics from Southern Illinois University and a master’s degree in finance from Northern Illinois University. A Chartered Financial Analyst, Mr. Calamos is a member of the Investment Analysts Society of Chicago. Mr. Calamos is a nominee for election by the Class B stockholders and has been a director since 2004.

Mr. Calamos’ qualifications to serve on our board include his position as the second most senior member of our management team, his more than 25 years of experience as an investment professional with us, including his role as President of Investments, Co-Chief Investment Officer, his leadership on the portfolio management team for the Calamos Funds, and his position as director since 2004.

G. Bradford Bulkley, 53, has served on our board since 2005. From October 7, 2002 to January 28, 2005, Mr. Bulkley served as a member of the Calamos Family Partners advisory board. Mr. Bulkley founded Bulkley Capital, L.P., and has over 30 years of experience in banking and corporate finance. He began his career at Harris Trust & Savings Bank in Chicago, where he was a commercial lender to middle-market companies in the Midwest. He then formed and managed one of the largest communications lending divisions in the country at what is now Bank of America. Additionally, Mr. Bulkley has been a director or advisory board member of several privately held companies. He is a member of the National Association of Corporate Directors, a statutory director of the North Texas National Association of Corporate Directors and a member of the Association for Corporate Growth. Mr. Bulkley received a bachelor’s degree from Trinity University in San Antonio, Texas, and an MBA in finance from DePaul University in Chicago.

Mr. Bulkley’s qualifications to serve on our board include his substantial experience in banking and corporate finance, his director and advisory positions with several private companies, and his innovative thinking with regard to leadership.

Mitchell S. Feiger, 51, has served on our board since 2007. Since 1999, Mr. Feiger has been the President and Chief Executive Officer of MB Financial, Inc., a NASDAQ-traded company. He also serves as a director of MB Financial and MB Financial Bank, N.A. (Illinois). Mr. Feiger began his career with Touche Ross & Co. in 1982. From 1984 to 1992, he held a variety of positions with Affiliated Banc Group, ending as executive vice president. From 1992 to 1999, he was president and a director of Coal City Corp., adding the title of chief executive officer in October 1998. Coal City merged with MB Financial in 1999. Mr. Feiger received his bachelor’s degree from the University of Illinois, Champaign, and his MBA from the University of Chicago Graduate School of Business. He is a member of the advisory board for the Institute for Truth in Accounting, a public interest group created to enhance the credibility of public and private sector financial reporting by encouraging the issuance of understandable, reliable and relevant information.

Mr. Feiger’s qualifications to serve on our board include his wealth of banking knowledge and experience, including his role as the President and Chief Executive Officer of MB Financial, Inc., and his substantial experience in accounting and financial matters. Mr. Feiger is a valuable source of information regarding business management, profit and loss responsibility and financial reporting.

Richard W. Gilbert, 69, has served on our board since 2005. From June 4, 2002 to January 28, 2005, Mr. Gilbert served as a member of the Calamos Family Partners advisory board. In addition to serving on the board of Calamos Asset Management, he has served as an independent director for the Principal Mutual Funds since 1984 and is an independent director of the Horton Insurance Agency. From 1990 to 1995, Mr. Gilbert was Chairman and director of the Federal Home Loan Bank of Chicago. He also has served as a director of Bulkley Capital, L.P. since 1996. Before retiring from active management in 1994, Mr. Gilbert was Publisher and Chief Executive Officer of Pioneer Press Newspapers in suburban Chicago; President and Chief Operating Officer of Park Communications, a media company in Ithaca, New York; and President of the Des Moines Register, a family-owned communications company. Mr. Gilbert graduated from Simpson College in Indianola, Iowa.

Mr. Gilbert’s qualifications to serve on our board include his vast experience in numerous senior executive positions held throughout his career, his role as an independent director at the Principal Funds for over 26 years, and his investment management and communications insight.

Arthur L. Knight, 72, has served on our board since 2004. From August 14, 2002 to January 28, 2005, Mr. Knight served as a member of the Calamos Family Partners advisory board. Since 1994, Mr. Knight has served as a business consultant and independent director for a number of private and public, industrial, financial and service companies. Currently, he serves on the board of directors of Hi-Tech Plastics, Inc. Prior to 1994, Mr. Knight served as President, Chief Executive Officer and Director of Morgan Products, Ltd., a New York Stock Exchange-listed company. Previously, he held a number of executive positions with Houdaille Industries, Inc., also a New York Stock Exchange-listed company, and its successors. His final position at Houdaille was President, Chief Executive

Officer and director of John Crane Houdaille, Inc. Mr. Knight is a member of the National Association of Corporate Directors. He received his bachelor’s degree from Dartmouth College and an MBA from the University of New York at Buffalo.

Mr. Knight’s qualifications to serve on our board include a plethora of private and public-company experience and knowledge from his numerous prior roles as Chairman, Chief Executive Officer, independent director, and committee Chairman, and his substantial knowledge and experience on compensation and management succession matters.

CORPORATE GOVERNANCE

Calamos Asset Management regularly monitors regulatory developments and reviews its policies, processes and procedures in the area of corporate governance to respond to such developments. As part of those efforts, we review laws affecting corporate governance, as well as rules adopted by the SEC and NASDAQ. Additional corporate governance information, including our corporate governance guidelines and committee charters, is located under the Corporate Governance link on the Investor Relations section of our website at http://investors.calamos.com/.

Code of Business Conduct and Ethics

The board has adopted a Code of Business Conduct and Ethics (Code of Conduct), which applies to all employees and directors of Calamos Asset Management. The Code of Conduct is posted under the Corporate Governance link on the Investor Relations section of our website at http://investors.calamos.com/ and is available in print to stockholders who request a copy from our Secretary at our principal executive offices. Interested parties may address a written request for a printed copy of the Code of Conduct to: Secretary, Calamos Asset Management, Inc., 2020 Calamos Court, Naperville, Illinois 60563. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our website.

Board Leadership Structure

John P. Calamos, Sr. has served in the combined role of Chief Executive Officer and Chairman of the Board since we went public in 2004. We have not designated a lead independent director. We chose this leadership structure in recognition of Mr. Calamos’ role as our founder and namesake and the substantial economic and voting ownership of Calamos Family Partners. However, we also chose to structure our board with a majority of independent directors each of whom serves on the audit, compensation and nominating and corporate governance committees. The nominating and corporate governance committee annually evaluates the board’s structure. We believe the combined role of Chairman and Chief Executive Officer and absence of a lead independent director does not dilute the influence or effectiveness of our independent directors or our Board as a whole. As described below, each of these committees has significant and meaningful authority and duties.

Risk Oversight

The board has overall responsibility for risk oversight but has delegated to our audit committee the primary role of assisting the board in ensuring the company has an appropriate overall risk oversight process. Our compliance and internal audit departments are significantly involved in risk management and each designs programs to help assess, monitor and manage the risks and exposures faced by the company.

With respect to overall employee compensation policies and practices, our compensation committee considers whether these policies and practices support reasonable risk-taking consistent with our strategic objectives. We believe our compensation program for all employees maintains an appropriate linkage between creating and maintaining value for our stockholders and motivating and rewarding our employees. Our incentive compensation plan encourages a long-term view of company growth and success and mitigates some of the risks typically associated with managing for short-term results. Based on the foregoing, we do not believe risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the company.

Attendance at Board and Committee Meetings and Annual Meeting of Stockholders

For the fiscal year ended December 31, 2009, the board held ten meetings which were attended by all of the directors who were serving at the time with the exception of Mitchell S. Feiger, Nick P. Calamos and John P. Calamos, Sr., who each attended nine. The audit committee held twelve meetings, the compensation committee held ten meetings and the nominating and governance committee held two meetings; each of which were attended by all of the independent, non-management directors who were serving at the time, with the exception of Mitchell S. Feiger and G. Bradford Bulkley, who each attended all of the nominating and governance committee meetings, all the compensation committee meetings and eleven audit committee meetings.

Under the company’s corporate governance guidelines, directors are expected to prepare for and use reasonable efforts to participate in all board meetings and meetings of committees on which they serve. To promote open discussion among the directors who are not officers or employees of our company, these non-management directors, who also serve as members of each of the board’s committees, generally meet in executive session after regularly scheduled meetings. The board has a policy encouraging director attendance at annual meetings of stockholders. Our 2009 stockholder meeting was attended by four of our six directors.

Committee Membership and Meetings

The table below provides current membership information for the audit committee, the compensation committee and the nominating and governance committee.

Nominating and
	Audit	Compensation	Governance

G. Bradford Bulkley	M	M	M
Mitchell S. Feiger	M	M	M
Richard W. Gilbert	C	M	M
Arthur L. Knight	M	C	C

M — Member
C — Chairman

Below is a description of each standing committee of the board. The board has affirmatively determined that each standing committee consists entirely of independent directors pursuant to rules established by NASDAQ and promulgated under the Securities Exchange Act of 1934, as amended.

Nominating and Governance Committee

The nominating and governance committee has the following responsibilities, among other functions:

•	identifying individuals qualified to serve as our directors;

•	recommending qualified individuals for election to our board of directors;

•	recommending to our board the directors to serve on each of our board committees; and

•	developing and recommending corporate governance guidelines to the board.

The nominating and governance committee charter is posted under the Corporate Governance link on the Investor Relations section of our website at http://investors.calamos.com/. A copy of the charter also may be obtained by making a written request to our Secretary at our principal executive offices.

Criteria for board nomination.  The committee considers the appropriate balance of experience, skills and other characteristics required of board members; seeks to ensure that at least a majority of the directors are independent under NASDAQ rules; and requires that members of the audit committee meet the financial literacy requirements under NASDAQ rules. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business and willingness to devote adequate time to board duties. We do not have any formal policy regarding diversity in identifying nominees for a director position but consider diversity among the other noted qualities and characteristics.

Board nomination process.  The process for identifying and evaluating nominees to the board of directors is initiated by identifying a slate of candidates who meet the above-referenced criteria for selection as a nominee and have the specific qualities or skills being sought based upon input from board members. The committee generally considers re-nomination of incumbent directors provided that they continue to meet the board’s qualification criteria. New director candidates may be identified by members of the board as well. Candidates are evaluated by the committee by reviewing the candidates’ biographical information, qualifications and references. Qualified nominees are interviewed by the board chairman and members of the committee. The committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend a candidate to the board. The board selects nominees to be presented for the approval of the stockholders or for election to fill a vacancy. Although the committee prefers to consider nominees identified by the board, the committee will consider stockholder recommendations of proposed director nominees that are received timely. The committee uses a similar process to evaluate candidates recommended by stockholders.

To recommend a prospective nominee for the committee’s consideration, please submit the candidate’s name and qualifications to our Secretary at our principal executive offices. Submissions must include (a) the proposed nominee’s name and qualifications, including five-year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements, board memberships (if any), as well as the reason for the stockholder’s recommendation, (b) the name and address of the stockholder or stockholders proposing such nominee, (c) the number of shares of stock which are beneficially owned by such stockholder or stockholders, and (d) a description of any financial or other relationship between the stockholder(s) and the nominee or between the nominee and our company or any of its subsidiaries. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the board and to serve if elected by the stockholders. Recommendations received by December 20, 2010, will be considered for nomination at the 2011 annual meeting of stockholders.

Audit Committee

The audit committee is responsible for assisting the board’s oversight of:

•	the quality and integrity of financial statements and related disclosure and systems of internal controls;

•	the independent auditor’s qualifications and independence;

•	the performance of the internal audit function; and

•	compliance with legal and regulatory requirements.

The audit committee is a separately designated standing audit committee established in accordance with the Securities Exchange Act of 1934, as amended. In addition, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including approval of all services and fees of the independent auditors. The audit committee meets with the independent auditors and reviews the scope of their audit, reports and recommendations.

The audit committee operates under a written charter adopted by the board, a copy of which is posted under the Corporate Governance link on the Investor Relations section of our website at http://investors.calamos.com/. A copy of the charter also may be obtained by written request to our Secretary at our principal executive offices.

Each current member of the audit committee (1) meets the heightened independence standards for audit committee members under SEC rules currently in effect and (2) has the accounting or financial management expertise required for audit committee members under NASDAQ rules. The board has determined that Mr. Feiger is qualified as an audit committee financial expert within the meaning of the SEC rules.

Compensation Committee

The compensation committee has the following responsibilities, among other functions:

•	recommending the compensation of our directors, including equity-based compensation, to our board for approval;

•	reviewing and approving corporate goals and objectives to serve as the basis for the chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of the goals and, based on such evaluation, determining the chief executive officer’s compensation;

•	determining the total compensation for our Named Executive Officers (as defined in the summary compensation table below);

•	with respect to our equity-based compensation plans, approving the grants of stock options and other equity-based incentives for employees as permitted under our compensation plans; and

•	reviewing and making recommendations to our board regarding new employment, consulting, retirement and severance agreements and arrangements proposed for our senior executives.

The compensation committee charter is posted under the Corporate Governance link on the Investor Relations section of our website at http://investors.calamos.com/. A copy of the charter also may be obtained by making a written request to our Secretary at our principal executive offices.

Information on the committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

DIRECTOR COMPENSATION

Director Compensation Table for 2009

The following table provides compensation information for non-employee directors of the company for the fiscal year ended December 31, 2009.

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash ($)	Awards(1)(2) ($)	Awards ($)	Compensation ($)	Total ($)

G. Bradford Bulkley	98,025	80,004	—	—	178,029
Mitchell S. Feiger	93,250	80,004	—	—	173,254
Richard W. Gilbert	102,275	80,004	—	—	182,279
Arthur L. Knight	116,756	80,004	—	—	196,760

(1)	Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718. Assumptions used in the calculation of these amounts are set forth in footnote 12 to the company’s audited financial statements for the fiscal year ended December 31, 2009 which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 9, 2010.

(2)	On May 7, 2009, each non-employee director received 6,723 restricted stock units (RSUs) that will vest at the rate of 33 1/3% per year for Messrs. Bulkley and Feiger, beginning May 7, 2013. Mr. Gilbert’s RSUs will vest 100% on May 1, 2012. Mr. Knight’s RSUs will vest 100% on August 14, 2012. G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight held an aggregate of 12,292, 10,196, 12,292 and 12,133 RSUs, respectively, as of December 31, 2009.

Our non-employee directors receive an annual retainer fee of $50,000, payable in quarterly installments, and a meeting attendance fee of $2,500 for each board meeting attended in person and $1,500 for each board meeting attended telephonically. In addition, there is an annual supplemental retainer of $10,000 (payable quarterly) for the audit committee chairperson and an annual supplemental retainer of $5,000 each (payable quarterly) for the chairpersons of the compensation committee and the nominating and corporate governance committee. The meeting attendance fee for the audit committee is $1,250 per committee meeting and $1,000 per committee meeting for each of the compensation committee and the nominating and corporate governance committee. Non-employee directors have also been awarded restricted stock units (RSUs) and stock options pursuant to the company’s incentive compensation plan. Directors who are officers or employees of Calamos Asset Management do not receive additional compensation for serving as a director. We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the Class A common stock beneficially owned as of March 31, 2010, by (1) the Calamos Family, which includes Calamos Family Partners, John P. Calamos, Sr., Nick P. Calamos (both of whom are director nominees and Named Executive Officers) and John P. Calamos, Jr., (2) each non-management director, (3) each other Named Executive Officer, (4) each other stockholder known to us to beneficially own more than 5% of our total outstanding Class A common stock and (5) all nominees for directors and executive officers as a group. All of our outstanding Class B common stock is held by Calamos Family Partners.

					Percent of Class A
	Amount of		Percent of		Common Stock
	Beneficial		Class A		Assuming
Name of Beneficial Owner	Ownership**		Common Stock		Exchange(1)

Calamos Family:
Calamos Family Partners	53,147,779	(2)	3.22%		73.41%
Non-Management Directors:
G. Bradford Bulkley	10,502	(3)	*		*
Mitchell S. Feiger	—		—		—
Richard W. Gilbert	7,212	(3)	*		*
Arthur L. Knight	26,945	(4)	*		*
Other Named Executive Officers:
James J. Boyne	10,215		*		*
Cristina Wasiak	—		—		—
Randall T. Zipfel	7,556		*		*
Other 5% Beneficial Owners:
Morgan Stanley	3,277,168	(5)	16.7	%(5)	4.53%
BlackRock, Inc.	1,068,515	(6)	5.45	%(6)	1.48%
The Vanguard Group, Inc.	1,042,551	(7)	5.31	%(7)	1.44%
FMR LLC	1,011,870	(8)	5.15	%(8)	1.40%
Total outstanding Class A Shares			19,893,630		72,399,858
All director nominees and executive officers as a group (12 persons)	53,124,590	(9)			73.38%

*	Less than 1%.

**	Unless otherwise indicated, beneficial ownership means the sole power to vote and dispose of shares.

(1)	Assumes the Calamos Interests exchange their ownership in Calamos Holdings and convert their shares of our Class B common stock for shares of our Class A common stock. See footnote 2 below.

(2)	Includes (i) ownership interest in Calamos Holdings and 100 shares of our Class B common stock owned by Calamos Family Partners, exchangeable and convertible, respectively, on demand for our Class A common stock, (ii) ownership interest in Calamos Holdings by John P. Calamos, Sr., exchangeable on demand for our Class A common stock, (iii) 80,634 Class A common shares and 237,636 vested, unexercised options held by John P. Calamos, Sr. and 6,028 Class A common stock held by spouse, (iv) 34,764 Class A common shares and 153,364 vested, unexercised options held by Nick P. Calamos, and (v) 29,940 Class A common shares and 99,185 vested, unexercised options held by John P. Calamos, Jr. The formula for exchanging ownership interest in Calamos Holdings for our Class A common shares is set forth in our Second Amended and Restated Certificate of Incorporation. For purposes of this beneficial ownership calculation, the exchange is based in part on the NASDAQ Global Select Market closing price of $14.34 for our Class A common stock on March 31, 2010 and an estimated fair market valuation by management of our net assets other than our ownership interest in Calamos Holdings. In the case of an actual exchange, we anticipate the majority of our independent directors determining the fair market value of a share of our Class A common stock as well as the fair market value of our net assets other than our ownership interest in Calamos Holdings. Also, pursuant to our Second Amended and Restated Certificate of Incorporation, Calamos Family Partners, as a holder of shares of Class B common stock, is entitled to a number of votes per share equal to ten (10) multiplied by the sum of (A) the aggregate number of shares of Class B common stock held, and (B) (I) the product of (x) the ownership interest held in Calamos Holdings LLC by such holder, taken to eight decimal places, and (y) 100,000,000, divided by (II) the number of shares of Class B common stock held. Calamos Family Partners’ interest represents approximately 97% of the votes of the holders of the common stock of the company. John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. own and serve as directors of Calamos Family Partners. John P. Calamos, Sr. has a controlling interest in Calamos Family Partners and is deemed to beneficially own all of Calamos Family Partner’s interest in Calamos Holdings and all 100 shares of our Class B common stock. The mailing address for each of Calamos Family Partners, John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. is c/o Calamos Asset Management, Inc., 2020 Calamos Court, Naperville, Illinois 60563.

(3)	Includes 4,862 vested, unexercised options.

(4)	Includes 5,978 vested, unexercised options.

(5)	Based on information disclosed in a Schedule 13G/A filed by Morgan Stanley with the SEC on February 12, 2010. Morgan Stanley’s mailing address is 1585 Broadway, New York, New York 10036.

(6)	Based on information disclosed in a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010. BlackRock, Inc.’s mailing address is 40 East 52nd Street, New York, New York 10022.

(7)	Based on information disclosed in a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 8, 2010. The Vanguard Group, Inc.’s mailing address is 100 Vanguard Blvd., Malvern, PA 19355.

(8)	Based on information disclosed in a Schedule 13G filed by FMR LLC with the SEC on February 16, 2010. FMR LLC’s mailing address is 82 Devonshire Street, Boston, Massachusetts, 02109.

(9)	With the exception of John P. Calamos, Jr., includes the holdings described in footnote 2 above, 27,430 Class A common shares and 16,721 vested, unexercised options of other executive officers.

EXECUTIVE OFFICERS OF THE REGISTRANT

Listed below are the names, ages, and principal occupations for the past five years of our executive officers who are not directors:

James F. Baka, 42, is our Executive Vice President, Wealth Management. Mr. Baka joined our predecessor company in 2003 and oversees our wealth management group, which provides investment services to high net worth individuals, family offices and private foundations. Before taking on his current role in 2007, Mr. Baka was our Senior Vice President and National Sales Manager — Institutional Sales, where he had oversight of the company’s institutional services and private wealth management areas. He received his bachelor’s degree in finance and management from Arizona State University.

Nimish S. Bhatt, 46, is our Senior Vice President and Director of Operations. Mr. Bhatt joined our predecessor company in 2004 and oversees the operations, accounting and administration of our investment products. Mr. Bhatt has a bachelor’s degree in advanced accounting and auditing and a law degree in taxation from India’s Gujarat University. He also has an MBA from The Ohio State University. Mr. Bhatt is a member of the Investment Company Institute’s Accounting/Treasurer’s Committee and serves as a member of the board of directors of National Investment Company Service Association.

James J. Boyne, 44, is our President of Distribution and Operations; Secretary. Mr. Boyne is responsible for distribution, business development, client relationship management and service, and operations and legal. He joined Calamos in 2008 and has almost 20 years experience in the investment management business. Before taking on his current role in 2009, Mr. Boyne was our Senior Vice President General Counsel and Secretary. From 2001 through 2008, Mr. Boyne served as the Executive Managing Director, Chief Operating Officer (since 2004) and General

Counsel of McDonnell Investment Management LLC. Mr. Boyne has a bachelor’s degree in marketing from Northern Illinois University and a J.D. from IIT Chicago-Kent College of Law.

Gary J. Felsten, 61, is our Senior Vice President and Director of Human Resources. Mr. Felsten joined the company in 2007 after working at the CFA Institute in Charlottesville, Virginia as Managing Director of Human Resources for almost three years. Prior to that, he held several senior management human resources positions at UBS Global Asset Management and its predecessor company, Brinson Partners, Inc. Mr. Felsten received his bachelor’s degree in personnel management from Western Illinois University and his master’s degree in industrial relations from Loyola University of Chicago.

Cristina Wasiak, 57, is our Senior Vice President and Chief Financial Officer. Ms. Wasiak joined the company in 2008 and is responsible for all financial and budgeting areas of the company. Ms. Wasiak had been a partner of Tatum, LLC since 2004. During her tenure at Tatum, Ms. Wasiak assisted in the reconstruction efforts at HealthSouth Corporation and was the Chief Financial Officer of LaserGrade. Ms. Wasiak holds an MBA from Harvard University and a Bachelor of Arts from Princeton University.

Randall T. Zipfel, 51, is our Senior Vice President and Chief Operating Officer, Investments and IT. Mr. Zipfel joined the company in 2006 and oversees our investment support and information technology functions. Mr. Zipfel has more than 25 years of management, administration and financial experience. From 2001 to 2006, Mr. Zipfel served as chief operating officer for INVESCO-NAM, where he directed all administrative, financial, human resources and business/investment support functions. Mr. Zipfel has a bachelor’s degree in computer science and business systems from Bowling Green State University and an MBA from Bellarmine University, with an emphasis on management.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The current members of the compensation committee are G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight, none of whom ever served as an officer or employee of the company or any of its subsidiaries.

None of the executive officers of the company have served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the following Compensation Discussion and Analysis section. Based on that review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in this Proxy Statement.

Respectfully submitted:

COMPENSATION COMMITTEE
Arthur L. Knight (Chairman)
G. Bradford Bulkley
Mitchell S. Feiger
Richard W. Gilbert

The Compensation Committee Report does not constitute soliciting material and shall not be deemed incorporated by reference or filed into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions relating to the executive officers’ compensation. This information describes the manner and context in which compensation is earned by and awarded to our executive officers and provides perspective on the tables and narrative that follows.

Overview

Our guiding business principle is to outperform client expectations in risk-adjusted investment performance and service. Our corporate culture places a high value on teamwork, building long-term relationships, intellectual curiosity and ongoing professional development. We believe adherence to this principle and maintenance of this culture will contribute to long-term success for our company and growth in stockholder value.

Our compensation philosophy and performance-based compensation programs are designed to recruit, motivate and retain executive officers who will advance our business principle, embrace our values and help us meet or exceed our strategic objectives with the overall objective of improving stockholder value.

What are the objectives of the company’s executive compensation program?

Our compensation program for our executive officers is designed to meet the following objectives:

•	attract and retain top-tier talent within the investment management industry;

•	link total compensation to individual, team and company performance; and

•	align executives’ interests with the company’s stockholders.

What is the company’s executive compensation program designed to reward?

Our compensation philosophy calls for a strong alignment between the interests of our executive officers and the company’s goals to ensure that our executive compensation program supports the company’s strategies. Our executive compensation program is designed to reward ongoing contributions to our success. Executives who perform at superior levels in achieving the company’s key corporate objectives receive superior levels of compensation. The total compensation package rewards past performance and encourages future contributions to achieving the company’s strategic goals and enhancing stockholder value.

We emphasize incentive compensation in our overall compensation package for executives. Our short-term incentive program ties non-equity incentive plan compensation opportunities to our annual performance against goals based on our strategic objectives. Our long-term incentive program uses a combination of restricted stock units and stock options to focus the long-term compensation opportunity squarely on the value of our stock. We have typically used vesting periods longer than the industry average for these awards to reinforce a long-term view of continual growth and success.

Who is responsible for administering the company’s executive compensation program?

Our executive compensation program is administered by the compensation committee of the board of directors. See the Nominees section for information on the committee members and the Corporate Governance section for additional information on the committee’s other responsibilities.

What process has the committee followed to implement the executive compensation program?

The committee convenes meetings throughout the year to discuss and review compensation matters. Further, the committee conducts an annual review of the compensation program for all employees, including Named Executive Officers.

In the annual review, the committee reviews: (i) an analysis of compensation survey and peer group data specific to the investment management industry, (ii) the company’s existing program, as described in tally sheets, summarizing compensation packages for the company’s senior executives, and (iii) our incentive compensation plan and employment agreements with our Named Executive Officers. The committee also seeks and receives input on our executive compensation program from the executive officers and human resources team. Decisions on annual short-term incentive plan payments are made prior to the end of the year. Overall target compensation and equity awards for the current year are typically made in January and February.

The survey and peer group data reviewed by the committee compares the company’s levels of executive compensation against a benchmark group of 12 public companies in the investment management industry, as compiled by McLagan Partners, a leading industry consultant. For 2009, the benchmark group included the following companies:

Affiliated Managers Group	Federated Investors, Inc.
Alliance Bernstein L.P.	Franklin Resources, Inc.
Bank of NY Mellon	GAMCO Investors, Inc.
Black Rock, Inc.	Invesco Ltd.
Cohen & Steers, Inc.	Janus Capital Group, Inc.
Eaton Vance Corp.	T. Rowe Price Group, Inc.

Although most of these peers are larger than our company, the committee believes the group to be appropriate for purposes of determining market compensation because these are the public companies with which we compete. We refer to this group as the “industry peer group.”

With respect to survey and peer group data, the committee recognizes that reported positions in the compiled data will not exactly match the positions at our company. As such, the committee factors into its review the authority, experience, performance and responsibilities of each executive.

What other information does the committee consider when making executive compensation decisions?

In addition to survey and other data relating to the competitive landscape, the committee also reviews tally sheets which set forth detailed information relating to the compensation of each executive officer and a comparison of the individual elements of compensation against the industry peer group. The committee takes this information into account as it makes determinations on an executive’s current compensation. Other information provided to the committee includes the dilutive effect of stock and option awards and the expense of compensation and benefits. The committee is provided information related to the anticipated costs that will be incurred as a result of the actions under consideration, as well as performance measures of the company.

The committee also considers the deductibility of compensation for tax purposes. Internal Revenue Code section 162(m) limits the ability of public companies to deduct certain compensation in excess of $1 million paid to the Chief Executive Officer or other Named Executive Officers. This limitation does not apply to compensation that qualifies as performance-based. It is the committee’s view that, in general, compensation should be structured to comply with the Section 162(m) rules and thereby be deductible. However, there may be instances in the future where the compensation paid to an executive is not fully deductible.

What are the individual components of the executive compensation program and why does the company choose to pay them? How are the amounts for each component of executive compensation determined?

The company entered into employment agreements with John P. Calamos, Sr. and Nick P. Calamos. The employment agreements provide the executive certainty with respect to his positions, duties, responsibilities and authority, as well as compensation and provisions relating to termination of employment. Equally important, the employment agreements secure for the benefit of the company and stockholders the executive’s agreement to certain restrictive covenants. Under the employment agreements, the executive officer has agreed that while employed and for certain periods after termination of employment:

•	not to use or disclose any confidential information relating to our company;

•	not to be involved in any investment management business other than ours or provide any investment management services with or for any person, entity or organization other than our company, except as may be permitted by a vote of our independent directors;

•	except as required by law, not to use or refer to the Calamos name or the name of any of our funds or accounts, or the investment performance of any of our funds or accounts, in any public filing, advertising or marketing materials relating to any product or service that competes with any of our products or services; and

•	not to solicit any of our clients or solicit or retain any of our employees.

The committee takes into account the employment agreements when determining the compensation of these officers. As a condition to the receipt of certain incentive compensation by executive officers without employment agreements, the committee has required restrictive covenants along the lines of those noted immediately above.

As provided by the employment agreements, the primary components of our compensation program are base salary, short-term incentive compensation and long-term incentive compensation.

Salary.  Salaries are set and reviewed annually based on industry peer group data; the authority, experience, and responsibilities of the executives; as well as the executive’s performance. As noted above, the committee also considers the employment agreements we entered into with John P. Calamos, Sr. and Nick P. Calamos when determining their respective salaries. These employment agreements are more fully discussed below. Further, in the case of John P. Calamos, Sr., his base salary also recognizes the fact that he serves a dual role as both the Chief Executive Officer and Co-Chief Investment Officer. Under the employment agreements, the starting annual salaries for John P. Calamos, Sr. and Nick P. Calamos were $650,000 and $500,000, respectively and last increased to $820,000 in February 2007 for John P. Calamos, Sr. and $650,000 in February 2006 for Nick P. Calamos. Primarily due to the company’s performance, cost containment efforts and market conditions, the committee has maintained 2009 and 2010 salaries of John P. Calamos, Sr. and Nick P. Calamos at 2007 levels and the salaries of Cristina Wasiak and Randall T. Zipfel at 2008 levels. However, in support of the company’s continuing cost containment efforts, John P. Calamos, Sr. and Nick P. Calamos each voluntarily reduced their respective annual base salaries for each of 2008 and 2009 to $250,000, and to $425,000 and $325,000, respectively, for 2010.

With respect to James J. Boyne, Mr. Boyne commenced employment on April 1, 2008 and his annual salary was $300,000. The committee considered his prior work experience, the level of responsibility and authority he was undertaking, as well as industry peer data to determine his salary. For 2010, Mr. Boyne’s salary was increased to $350,000 after his promotion to President of Distribution and Operations.

Ms. Wasiak commenced employment as Interim Chief Financial Officer at a salary of $30,000 per month which was deemed reflective of market levels. On August 8, 2008, Ms. Wasiak was appointed Senior Vice President, Chief Financial Officer and Treasurer at a salary of $300,000 per annum. In addition to industry peer group data, prior work experience and the responsibilities of the position, the committee considered the accomplishments and performance of the executive during her interim role as well as the total compensation package when approving her salary.

In regards to Randall T. Zipfel, Mr. Zipfel commenced employment in 2006 at an annual salary of $300,000. Mr. Zipfel’s salary was last increased to $330,000 in October 2007 due to his individual performance and the successful results achieved by his department.

The Summary Compensation Table provides information on salaries earned by the Named Executive Officers in 2009.

Short-Term Incentives.  Under the employment agreements, each of the executive officers is entitled to participate in the company’s short-term incentive compensation program at a target payout opportunity expressed as a percentage of annual salary. Our other executive officers participate in the program with target payout percentages based on competitive market data and internal pay considerations. The payout opportunity is a significant portion of the total compensation package. The committee uses variously weighted key corporate objectives and consideration of individual achievement as the performance metrics for determining annual bonuses. For 2009, the key corporate objectives and weightings for our executive officers were:

•	20% — distribution effectiveness, as measured by redemption rates and sales growth;

•	15% — investment performance, as measured by risk-adjusted performance of the investment strategies managed by the company over a blended short- and long-term measurement period;

•	5% — income growth, as measured by the change in operating margin, operating margin relative to the industry per group, return on invested capital and return on the corporate investment portfolio;

•	30% — management evaluation, based upon: direct operating expenses, product rationalization, distribution platform improvement, efficiency and productivity, corporate culture, key talent retention, and execution of strategic initiatives; and

•	30% — stockholder return relative to the industry peer group. Stockholder return is measured on a quarterly basis by adding (i) the change in the stock price for the quarter and (ii) any dividends paid during the quarter; and then dividing the sum of these two numbers by the stock price at the beginning of the quarter.

The committee also weighs discretionary factors based on evaluation of an executive’s performance, including performance on special projects, exceptional dedication and efforts, and expectations for future contributions to achieving the company’s strategic goals and enhancing stockholder value.

Long-Term Incentives.  The committee believes that long-term equity-based incentives are an important part of the overall compensation package and are a crucial part of the pay-for-performance approach. The company’s incentive compensation plan provides for equity-based and cash-based awards. The committee has granted equity-based awards using restricted stock units (RSUs) and stock options. RSUs and stock options both provide for increased economic value from growth in the price of our stock. The committee sets guidelines for the number of RSUs and stock options to be granted based on competitive compensation data. The committee believes that using RSUs and stock options is beneficial as each type of award has favorable features. RSUs provide a greater retention effect to our executive officers than stock options by providing for some economic value if the price of our stock were to decrease below the grant date price. The stock options granted to our executives provide more performance incentive than RSUs by allowing a greater opportunity for increased economic value. Given the economic and market conditions in late 2008 and 2009, the committee determined that RSUs were a more appropriate long-term incentive award to be granted in place of stock options for 2009 and 2010. We have made annual grants in mid-February, following our year end earnings announcement. The committee also has made grants throughout a year, primarily in connection with promotions or new hires.

Under the employment agreements, the executive is eligible for awards made under our incentive compensation plan and is eligible for an expected minimum annual award expressed as a multiple of their base salary.

Restricted Stock Units.  Each RSU equals a share of common stock. RSUs vest if the recipient remains employed by the company for a prescribed period of time. With the exception of RSUs granted on February 13, 2009, RSUs granted vest one-third per year beginning four years from the grant date, and are fully vested at the end of the sixth year following the date of grant. On February 13, 2009, we approved bonuses of special, retention-oriented awards to certain executive officers and other key employees in recognition of their 2008 performance. These RSUs vest one-third per year beginning one year from the grant date, and are fully vested at the end of the third year following the date of grant.

Stock Options.  Stock options entitle the holder to purchase a fixed number of shares of common stock at a set price during a specified period of time. Because stock options only have value if the value of our common stock increases above the exercise price, options encourage efforts to enhance long-term stockholder value. Stock options are granted with a 10-year term. Options granted after February 2006 have an exercise price equal to the closing market price of the company’s common stock on the date of grant. As allowed under the company’s incentive compensation plan, stock options granted in and prior to February 2006 have an exercise price equal to the closing market price of the common stock on the day prior to the date of grant. Stock options granted under the incentive compensation plan vest one-third per year beginning four years from the grant date, and are fully vested at the end of the sixth year following the date of grant. In May 2009, our stockholders approved a cost neutral stock option exchange program in order to help restore the incentive and retention value of certain outstanding stock options. The Calamos Principals and the independent members of the board were not eligible to participate in the stock option exchange program. As a result, our employees exchanged 264,547 existing stock options in return for 197,712 new options. See the tables on Summary Compensation, Grants of Plan-Based Awards, Outstanding Equity Awards, and Option Exercises and Stock Vested for more information on RSUs and stock options granted to the Chief Executive Officer and the other Named Executive Officers.

Retirement Benefits.  All the executive officers participate in the company’s 401(k) profit sharing plan as do other employees of the company.

Executive Perquisites.  The company provides the executive officers with perquisites that the committee believes are reasonable and consistent with its overall compensation program. The committee periodically reviews the levels of perquisites provided to executive officers. One such perquisite is use of the company’s leased aircraft which is provided in part for security reasons by protecting the well-being of individual travelers and in part to enhance the efficiency of our executives while ensuring privileged information regarding corporate activities is not compromised. See the Summary Compensation Table for information regarding the perquisites received by our Named Executive Officers.

Severance and Change in Control Benefits.  Our employment agreements and plans have provisions which obligate us to pay severance or other benefits upon termination of employment or in the event of a change in control. We have included these provisions in furtherance of the retention value of these agreements and programs.

See the Potential Payments section below for a discussion of potential payments due to our Executive Officers in the event of termination of employment or a change in control.

What decisions were made with respect to 2009?

In early 2009, the committee conducted its annual review of compensation and determined long-term incentive awards for 2009, and set base salaries and performance goals for 2009. With the exception of James J. Boyne and Randall T. Zipfel, the compensation committee did not change the base salaries or short- and long-term incentive opportunities of the Chief Executive Officer or other Named Executive Officers for 2009 due to economic conditions and the company’s 2008 financial performance. In May 2009, the committee determined that Mr. Boyne’s and Mr. Zipfel’s long-term incentive opportunities of 100% and 50% of base salary, respectively, were below competitive levels and did not adequately recognize an executive’s potential performance on individual initiatives. The committee raised Mr. Boyne’s and Mr. Zipfel’s long-term incentive opportunities to 200% and 100%, respectively. In support of the company’s cost containment efforts, John P. Calamos, Sr. and Nick P. Calamos each voluntarily reduced their respective annual base salaries for 2009 to $250,000, from $820,000 and $650,000, respectively. As part of its year end process, the committee approved the payment of 2009 short-term non-equity incentive awards based in large part on the company’s performance against the pre-established performance metrics. The 2009 base salary and incentive award amounts are shown in the tables on Summary Compensation and Grants of Plan-Based Awards.

In further support of our cost containment efforts, John P. Calamos, Sr. and Nick P. Calamos recommended to the committee (and the committee agreed) that any short-term payments awarded to them for 2009 be no higher than their respective 2008 awards. In determining the short-term incentive payments for 2009, the committee noted that the company performance was improved from 2008, but fell below some of its 2009 target measures. Each measure was comprised of one or more components which were weighted, scored (based on 2009 results), and compared to threshold, target and maximum levels. The score was 0% if the 2009 result was below the threshold level. The company fell below its target measures for Distribution Effectiveness, which was based on overall redemption rate and gross sales. The actual redemption rate was 26.2% which was just short of meeting the threshold. Actual gross sales were $6.9 billion, which was above the threshold but slightly below the target. The company fell below its target measure of Portfolio Performance, which is based on risk adjusted portfolio performance. The actual result for risk adjusted portfolio performance was 105% which was above the threshold but slightly below the target. The company partially exceeded its target measure of Income Growth, which was based on change in operating margin, relative operating margin and return on invested capital. The change in operating margin was (582) basis points which was below the threshold. However, our operating margin relative to peers was at the 80th percentile, exceeding the target and return on invested capital was 12.2% which was slightly above the threshold. The company’s stockholder return was at the 14th percentile which fell below the threshold measure. Management Evaluation was based on direct operating expenses relative to budget and forecast, product rationalization, distribution platform improvement, efficiency and productivity, and culture and key talent retention. These components were reviewed together and had an 85% level of achievement which met the target. After weighting and combining these scores with the personal performance on individual and department initiatives, the committee approved short-term incentive compensation at approximately 60% of target levels for the Named Executive Officers; however, in limiting John P. Calamos, Sr. and Nick P. Calamos to payments equal to their respective 2008 short-term incentive awards, these executives were awarded payments of approximately 39% of target levels.

What actions have been taken regarding 2010 compensation?

With the exception of James J. Boyne, the compensation committee did not change the base salaries or incentive opportunities of the Chief Executive Officer or other Named Executive Officers for 2010. The committee based its decision on its review of the company’s compensation program, the provisions of the employment agreements, company performance and market conditions. Consistent with their recommendation regarding short-term incentive payments, John P. Calamos, Sr. and Nick P. Calamos recommended to the committee (and the committee agreed) that any long-term incentive awarded to them be no higher than their respective 2009 long-term incentive awards. As such, their long-term incentive awards for 2010 were at 35% of their respective targets. Based upon company and personal performance (as discussed above) the long-term incentive awards for Mr. Zipfel and Ms. Wasiak were calculated at 60% of their respective targets. In the case of Mr. Boyne his annual salary was increased to $350,000 and his long-term incentive award was calculated at 83% of target to recognize the executive’s promotion and new roles and responsibilities. John P. Calamos, Sr. and Nick P. Calamos also decided to continue their voluntarily imposed reduction in their annual base salaries at $425,000 and $325,000, respectively, for 2010 as part of the company’s continuing cost containment efforts. The following table reflects 2010 and 2009 compensation data for our current Named Executive Officers:

					Short Term		Long Term
							2010	2009
	2010		2009		2010	2009	Target Award	Target Award
Executive	Base Salary ($)		Base Salary ($)		Target Bonus(%)	Target Bonus(%)	Value(%)	Value(%)

John P. Calamos, Sr.	820,000	(1)	820,000	(3)	600	600	400	400
Cristina Wasiak	300,000		300,000		200	200	100	100
Nick P. Calamos	650,000	(2)	650,000	(3)	500	500	350	350
James J. Boyne	350,000		300,000		200	200	200	200
Randall T. Zipfel	330,000		330,000		125	125	100	100

(1)	Voluntarily and temporarily reduced base salary to $425,000 for 2010.

(2)	Voluntarily and temporarily reduced base salary to $325,000 for 2010.

(3)	Voluntarily and temporarily reduced base salary to $250,000 for 2009.

The committee also established corporate performance objectives and weightings for 2010 that will be the primary component of the annual short-term incentive program for executives. For 2010, the corporate objectives and weightings are:

•	20% — distribution effectiveness, as measured by gross sales, redemption rates and relative net sales;

•	10% — portfolio performance, as measured by risk-adjusted performance of the investment strategies managed by the company over a blended short- and long-term measurement period;

•	20% — income growth, as measured by the change in operating margin and operating margin relative to the industry peer group;

•	25% — management evaluation, based upon: product offerings, distribution, leveraging top talent and execution and effectiveness of strategic initiatives; and

•	25% — stockholder return relative to the industry peer group. Stockholder return is measured on a quarterly basis by adding (i) the change in the stock price for the quarter and (ii) any dividends paid during the quarter; and then dividing the sum of these two numbers by the stock price at the beginning of the quarter.

The committee determined to attach more weight (20%) to the income growth objective and less to each of management evaluation and stockholder return to place greater emphasis on profitability in the determination of the final annual incentive award earned, if any. In addition to the above objectives, personal performance on individual and departmental initiatives will be weighed.

Summary Compensation Table for 2009

The following table provides compensation information for our Chief Executive Officer, our current Chief Financial Officer, each of the three highest compensated executive officers of the company who were serving in such capacities at year end 2009.

							Non-Equity
Name and Principal	Fiscal				Stock	Option	Incentive Plan	All Other
Position	Year	Salary ($)	Bonus ($)		Awards(1) ($)	Awards(1) ($)	Compensation ($)	Compensation ($)		Total ($)

John P. Calamos, Sr.	2009	250,000	—		984,011	—	1,920,276	307,385	(2)	3,461,672
Chairman, Chief	2008	250,000			1,148,018	1,136,482	1,920,276	504,811		4,959,586
Executive Officer	2007	814,375			1,550,024	1,803,363	3,444,000	132,367		7,744,128
and Co-Chief Investment Officer
Cristina Wasiak(3)	2009	300,000	400,000		50,004	—	120,000	33,040	(4)	903,044
Senior Vice	2008	241,655	288,247		—			135		530,037
President, Chief Financial Officer
Nick P. Calamos	2009	250,000	—		682,501	—	1,268,475	66,100	(5)	2,267,076
President of	2008	250,000			796,013	788,014	1,268,475	41,061		3,143,564
Investments and	2007	650,000			1,137,510	1,323,426	2,275,000	30,924		5,416,860
Co-Chief Investment Officer
James J. Boyne(6)	2009	300,000			100,008	—	360,000	33,448	(4)	793,456
President of	2008	225,000	228,484	(7)	125,008	133,332	131,847	4,322		847,993
Distribution and Operations; Secretary
Randall T. Zipfel	2009	330,000			99,008	—	247,500	33,375	(4)	709,883
Senior Vice	2008	330,000	169,004	(7)	100,019	99,014	161,000	23,875		882,912
President, Chief	2007	307,500			93,772	52,583	387,500	31,400		872,755
Operating Officer- Investments and Information Technology

(1)	Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. The values for the awards from prior years were restated to reflect aggregate grant date fair value. Assumptions used in the calculation of these amounts are set forth in footnote 12 to the company’s audited financial statements for the fiscal year ended December 31, 2009 which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 9, 2010.

(2)	Includes, among other items, $223,428 for personal use of the company’s leased private aircraft; $32,500 for 401(k) profit sharing and matching contributions; and $51,106 dividend equivalent payment for restricted stock units. The value of personal aircraft usage reported is based upon the operating costs of the aircraft. On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight when such person is invited to attend an event for business purposes. In cases where there is no business travel associated with a flight, all the operating costs of the aircraft incurred by the company constitute a perquisite. For those occasions where an executive’s spouse or other family member accompanies an executive on business travel, only additional operating costs associated with such passengers are included. The operating costs are the aggregate incremental cost based upon the hourly lease rate of the aircraft, the hourly rate of a flight department and our pilots, and the cost of fuel, meals, landing fees and other miscellaneous costs.

(3)	Employment commenced on April 7, 2008.

(4)	Includes, among other items, $32,500 for 401(k) profit sharing and matching contributions.

(5)	Includes, among other items, $32,500 for 401(k) profit sharing and matching contributions and $32,868 dividend equivalent payment for restricted stock units.

(6)	Employment commenced on April 1, 2008.

(7)	Reflects the value of special, retention-oriented restricted stock units awarded on February 13, 2009 in recognition of 2008 performance.

Grants of Plan-Based Awards for 2009

During 2009, awards of non-equity incentive plan compensation, stock and options were granted pursuant to our incentive compensation plan to our Named Executive Officers, as indicated in the table below. With respect to the non-equity incentive plan awards, the table shows the range of possible payouts.

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:	Exercise or	Fair
		Estimated Possible Payouts Under			Number of	Number of	Base Price	Value of
		Non-Equity Incentive Plan			Shares of	Securities	of Option	Stock and
		Awards			Stock or	Underlying	Awards	Option
	Grant	Thresh	Target	Maximum	Units(1)	Options	Per Share	Awards(2)
Name	Date	($)	($)	($)	(#)	(#)	($)	($)

John P. Calamos, Sr.		0	4,920,000	7,380,000
	05/07/09				82,690			984,011
						—	—
Cristina Wasiak		0	600,000	600,000
	05/07/09				4,202			50,004
						—	—
Nick P. Calamos		0	3,250,000	4,875,000
	05/07/09				57,353	—	—	682,501
James J. Boyne		0	600,000	600,000
	2/13/09				43,438			228,484
	05/07/09				8,404			100,008
						—	—
Randall T. Zipfel		0	412,500	412,500
	2/13/09				32,130			169,004
	05/07/09				8,320			99,008
	07/23/09					7,847	17.80	52,583

(1)	Represents restricted stock unit awards, which vest in three equal annual installments commencing February 13, 2010 for the February 13, 2009 grants and May 7, 2013 for the May 7, 2009 grants (subject to continual employment, except in certain circumstances) and acceleration upon a change in control.

(2)	Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are set forth in footnote 12 to the company’s audited financial statements for the fiscal year ended December 31, 2009 which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 9, 2010.

Outstanding Equity Awards at Year End 2009

The following table provides information regarding unexercised options and other equity incentive plan awards for our Named Executive Officers outstanding as of December 31, 2009. The awards vest as provided in the footnotes, subject to continued employment, except in certain circumstances, and acceleration of vesting upon a change in control.

	Option Awards					Stock Awards
						Number		Market
	Number of	Number of				of Shares		Value of
	Securities	Securities				or Units		Shares or
	Underlying	Underlying				of Stock		Units of
	Unexercised	Unexercised		Option		That		Stock That
	Options	Options		Exercise	Option	Have		Have Not
	Exercisable	Unexercisable		Price	Expiration	Not Vested		Vested(16)
Name	(#)	(#)		($)	Date	(#)		($)

John P. Calamos, Sr.	118,182	59,091	(1)	18.00	10/27/14	19,697	(6)	226,909
	37,500	75,000	(2)	28.76	02/14/15	25,000	(7)	288,000
	—	133,362	(3)	35.43	02/14/16	44,454	(8)	512,110
	—	168,603	(4)	27.58	02/14/17	56,201	(9)	647,436
	—	174,030	(5)	19.79	02/14/18	58,010	(10)	668,275
						82,690	(11)	952,589
Cristina Wasiak	—	—		—	—	4,202	(11)	48,407
Nick P. Calamos	75,757	37,879	(1)	18.00	10/27/14	12,626	(6)	145,452
	24,250	48,500	(2)	28.76	02/14/15	16,167	(7)	186,244
	—	87,321	(3)	35.43	02/14/16	29,107	(8)	335,313
	—	123,732	(4)	27.58	02/14/17	41,244	(9)	475,131
	—	120,669	(5)	19.79	02/14/18	40,223	(10)	463,369
						57,353	(11)	660,707
James J. Boyne	—	18,285	(12)	20.51	05/05/18	6,095	(13)	70,214
						43,438	(14)	500,406
						8,404	(11)	96,814
Randall T. Zipfel						3,400	(9)	39,168
	—	15,162	(5)	19.79	02/14/18	5,054	(10)	58,222
						32,130	(14)	370,138
	—	7,847	(4)(15)	17.80	02/14/17	8,320	(11)	95,846

(1)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of October 27, 2008, 2009 and 2010.

(2)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2009, 2010 and 2011.

(3)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2010, 2011 and 2012.

(4)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2011, 2012 and 2013.

(5)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2012, 2013 and 2014.

(6)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of October 27, 2008, 2009 and 2010.

(7)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2009, 2010 and 2011.

(8)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2010, 2011 and 2012.

(9)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2011, 2012 and 2013.

(10)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2012, 2013 and 2014.

(11)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of May 7, 2013, 2014 and 2015.

(12)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of May 6, 2012, 2013 and 2014.

(13)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of May 6, 2012, 2013 and 2014.

(14)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of February 13, 2010, 2011 and 2012.

(15)	Stock options originally issued on February 15, 2007. Stock options exchanged pursuant to stock option exchange program on July 23, 2009.

(16)	Based on the NASDAQ Global Select Market closing price of $11.52 for the company’s Class A common stock on December 31, 2009, the last trading date of 2009.

Option Exercises and Stock Vested During 2009

The following table provides information on option exercises and vesting of stock in fiscal year 2009 by our Named Executive Officers.

	Options Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized
	Exercise	Exercise	Acquired on Vesting	on Vesting(1)
Name	(#)	($)	(#)	($)

John P. Calamos, Sr.	—	—	12,500	65,750
			19,697	254,485
Cristina Wasiak	—	—	—	—
Nick P. Calamos	—	—	8,083	42,517
			12,627	163,141
James J. Boyne	—	—	—	—
Randall T. Zipfel	—	—	—	—

(1)	Based on the NASDAQ Global Select Market closing price of $5.26 and $12.92 for the company’s Class A common stock on February 13, 2009 and October 26, 2009, respectively.

Potential Payments upon Termination or Change in Control

As noted in the Compensation, Discussion and Analysis section, we have entered into employment agreements and maintain plans which obligate us to make payments and provide benefits to certain Named Executive Officers in the event of termination of employment or a change in control. A summary of the terms of those employment and transition agreements and the potential payments is provided below.

Employment Agreements

John P. Calamos, Sr.  We entered into an employment agreement with John P. Calamos, Sr., effective October 26, 2004. Mr. Calamos serves as our Chairman, Chief Executive Officer and Co-Chief Investment Officer. On January 1, 2006, and on each subsequent January 1, Mr. Calamos’ agreement renewed or will renew for a three-year term, unless notice of non-renewal is given by the company or Mr. Calamos prior to any such January 1. The agreement, as amended, provides Mr. Calamos with a minimum annual base salary of $820,000, an annual discretionary target bonus of at least 600% of base salary and a maximum annual bonus opportunity of at least 150% of his target bonus. Mr. Calamos voluntarily reduced his annual base salary to $250,000 for 2009 and to $425,000 for 2010. Mr. Calamos participates in the benefit plans and programs generally available to our other senior executive officers. Under the agreement, Mr. Calamos is eligible to receive annual equity awards under our incentive compensation plan at the discretion of our compensation committee. Under the agreement, Mr. Calamos is expected to receive annual awards with a value equal to 400% of his base salary. Mr. Calamos’ employment agreement was amended effective as of January 1, 2009, through an Omnibus Amendment to comply with code section 409A of the Internal Revenue Code of 1986 and the regulations and other guidance issued thereunder. The Omnibus Amendment revised the employment agreements of Nick P. Calamos and John P. Calamos, Jr. as well.

Mr. Calamos is entitled to receive the following severance payments if we terminate his employment without “cause” or he terminates his employment for “good reason”:

•	any accrued base salary, bonus, vacation and unreimbursed expenses;

•	base salary for 36 months; and

•	continued health care coverage for 36 months at employee rates.

These severance benefits are subject to Mr. Calamos signing a release of claims against us, and complying with the restrictive covenants in his employment agreement. In the event Mr. Calamos accepts other full-time employment during his severance period, as specified in his employment agreement, the only remaining obligation of the company to Mr. Calamos (other than accrued base salary, bonus, vacation and unreimbursed expenses) will be to pay Mr. Calamos 50% of his remaining base salary payments, which will be paid in a lump sum. “Cause” is defined as: (i) willful breach of agreement or of any material company policy, (ii) misappropriation of assets, (iii) conviction of a felony or other serious crime, (iv) willful acts resulting in censure of Mr. Calamos or similar adverse action by the SEC or state regulator, (v) an act of fraud or gross moral turpitude, or (vi) continued willful failure to substantially perform assigned duties after notice and opportunity to cure. “Good reason” is generally defined as any of the following after notice and opportunity to cure: (i) the continued breach by us of any material provision of his agreement, (ii) any material adverse change in the status, position or responsibilities of Mr. Calamos, including a change in Mr. Calamos’ reporting relationship, (iii) assignment of duties to Mr. Calamos that are materially inconsistent with his position and responsibilities, (iv) the failure by us to assign his employment agreement to a successor to us, or failure of a successor to us to explicitly assume and agree to be bound by his employment agreement, or (v) delivery of notice to Mr. Calamos of non-renewal of his employment agreement.

If Mr. Calamos dies or becomes disabled, he or his estate will receive life insurance or disability insurance payments, as applicable, continued health care coverage for 18 months at employee rates (in the case of disability) and any accrued base salary, bonus, vacation and unreimbursed expenses.

If Mr. Calamos’ employment is terminated in connection with a change in control within two years of a change in control, he will receive the following:

•	any accrued base salary, bonus, vacation and unreimbursed expenses;

•	lump sum payment equal to base salary and bonus for 36 months;

•	24 months health care continuation, and two years of welfare benefits at employee rates; and

•	pro rata bonus for the year in which the termination occurs.

In general, a “Change in Control” is deemed to have occurred in the event that any person, entity or group (other than an employee benefit plan of the Company or the Calamos Principals) shall become the beneficial owner of such number of shares of Class A and/or Class B Common Stock, and/or any other class of stock of the Company, then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote) as together possess more than fifty percent (50%) of the voting power of all of the then outstanding shares of all such classes of voting stock of the Company so entitled to vote.

In addition, other earned cash or incentive benefits vest and become payable, and equity awards will vest in full upon such termination. These benefits are subject to Mr. Calamos signing a release of claims against us. Mr. Calamos’ employment agreement also includes a tax gross-up provision if excise taxes are imposed on Mr. Calamos for any amount, right or benefit paid or payable that is deemed to be an excess parachute payment.

Mr. Calamos has also entered into a non-competition agreement with us, pursuant to which he has agreed that, until the later of the fifth anniversary of the initial public offering or three years after the termination of his employment with us for any reason, he will comply with the restrictive covenants described in the Compensation Discussion and Analysis above.

Nick P. Calamos.  We entered into an employment agreement with Nick P. Calamos, effective October 26, 2004. Mr. Calamos serves as our President of Investments and Co-Chief Investment Officer. The terms of Mr. Calamos’ employment agreement, as amended, are substantially similar to the terms in our agreement with John P. Calamos, Sr., including the restrictive covenants, except that Mr. Calamos received a minimum annual base salary of $500,000 and an annual discretionary target bonus of at least 500% of base salary. Mr. Calamos’ annual base salary has since increased to $650,000, with the last increase effective in February 2006. Mr. Calamos voluntarily reduced his annual base salary to $250,000 for 2009 and to $325,000 for 2010. Under the agreement it is expected that Mr. Calamos will receive annual equity awards under our incentive compensation plan with a value equal to 350% of his base salary.

Other Named Executive Officers.  We have not entered into an employment agreement with Ms. Wasiak or Messrs. Boyne and Zipfel. As part of their recruitment, we did enter into letter agreements with each executive setting forth the particulars of our employment offer; including salary, position and compensation. Ms. Wasiak’s agreement contained a guaranteed bonus commitment from us for the first twelve months of her appointment as Senior Vice President, Chief Financial Officer and Treasurer which is reflected in the Summary Compensation Table for 2009. As of December 31, 2009, any severance provisions reflected in their agreements had lapsed.

Potential Payments

The following table illustrates the incremental dollar amounts which would become payable to or received by the Named Executive Officers currently employed with the company under various post-employment scenarios or a change in control. These amounts reflect certain assumptions made in accordance with the SEC rules applicable to this disclosure. These assumptions are that the termination of employment or change in control occurred on December 31, 2009 and that the value of our common stock on that day was $11.52, the closing price on December 31, 2009, the last trading day of 2009. The amounts set forth below do not include payments and benefits not enhanced as a result of termination of employment or the change in control. These payments and benefits include benefits accrued under our tax-qualified 401(k) plan, accrued vacation pay, health plan continuation and similar amounts paid or made available when employment terminates applicable to our salaried employees generally.

	John P.	Nick P.	James J.	Cristina	Randall T.
Scenario	Calamos, Sr.(1) ($)	Calamos ($)	Boyne($)	Wasiak ($)	Zipfel ($)

Voluntary resignation or for “cause” termination	3,295,319	0	0	0	0
Retirement	3,295,319	0	0	0	0
Death(2)	3,295,319	779,012	176,213	5,379	155,569
Disability(3)	3,301,709	779,012	176,213	5,379	155,569
Termination without “cause” or resignation for “good reason”(4)	5,766,010	1,986,577	0	0	0
Change in control but no termination(5)	3,295,319	2,266,214	176,213	5,379	155,569
Change in control and involuntary termination without “cause” or resignation for “good reason”(6)	24,274,052	16,885,712	176,213	5,379	155,569

(1)	Mr. John P. Calamos, Sr. has reached retirement eligibility, which requires the attainment of age 55 and at least 10 continuous years of service within the Calamos organization. In the event Mr. Calamos were to voluntarily resign, retire or have his position terminated for any reason, all of his awards would continue to vest provided he remains retired from the investment management industry. We have assumed that John P. Calamos, Sr. would remain retired from the investment management industry and the amount shown reflects the value of the RSUs and “in the money” value of the stock options held by Mr. Calamos at December 31, 2009, assuming our stock price would remain constant throughout the vesting period.

(2)	Includes (a) “in the money” value due to accelerated vesting of all or a portion of the stock awards and stock options, based on December 31, 2009 stock value of $11.52 per share, as follows: John P. Calamos, Sr., $3,295,319; Nick P. Calamos, $757,243; James J. Boyne, $176,213; Cristina Wasiak, $5,379; and Randal T. Zipfel, $155,569; and (b) health plan continuation benefits for Nick P. Calamos, $21,769.

(3)	Includes (a) “in the money” value due to accelerated vesting of all or a portion of the stock awards and stock options as follows: John P. Calamos, Sr., $3,295,319; Nick P. Calamos, $757,243; James J. Boyne, $176,213; Cristina Wasiak, $5,379; and Randall T. Zipfel, $155,569; and (b) health plan continuation benefits as follows: John P. Calamos, Sr., $6,390; and Nick P. Calamos, $21,769.

(4)	Includes (a) cash severance payments as follows: John P. Calamos, Sr., $2,460,000; and Nick P. Calamos, $1,950,000; (b) “in the money” value due to accelerated vesting of all or a portion of the stock awards and stock options for John P. Calamos, Sr., $3,295,319; and (c) health plan continuation benefits as follows: John P. Calamos, Sr., $10,691; and Nick P. Calamos, $36,577.

(5)	Includes (a) “in the money” value due to accelerated vesting for all stock awards and stock options as follows: John P. Calamos, Sr., $3,259,319; Nick P. Calamos, $2,666,214; James J. Boyne, $176,213; Cristina Wasiak, $5,379; and Randall T. Zipfel, $155,569.

(6)	Includes (a) severance payments and excise tax gross-up as follows: John P. Calamos, Sr., $17,220,000 and $3,749,368, respectively; and Nick P. Calamos, $11,700,000 and $2,887,563, respectively; (b) “in the money” value due to accelerated vesting for all stock awards and stock options as follows: John P. Calamos, Sr., $3,295,319; Nick P. Calamos, $2,266,214; James J. Boyne, $176,213; Cristina Wasiak, $5,379; and Randall T. Zipfel, $155,569; and (c) health plan continuation benefits as follows: John P. Calamos, Sr., $9,365; and Nick P. Calamos, $31,935.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors of Calamos Asset Management consists of G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight. Each of the members of the audit committee is independent as defined under the NASDAQ listing standards and applicable law. The audit committee is responsible for overseeing the company’s financial reporting activities. The audit committee’s function is more fully described in the written charter, which is posted under the Corporate Governance link on the Investor Relations section of the company’s website at http://www.investors.calamos.com/. Richard W. Gilbert serves as the chairman of the audit committee and Mitchell S. Feiger is qualified as an audit committee financial expert within the meaning of the SEC rules.

The audit committee has reviewed and discussed with management the audited financial statements of the company for the fiscal year ended December 31, 2009. In addition, the audit committee reviewed programs designed to monitor the effectiveness of the company’s internal controls over financial reporting and disclosure controls and procedures.

The audit committee has discussed with McGladrey & Pullen LLP, the company’s independent registered public accounting firm, the matters required to be discussed pursuant to the auditing standards of the Public Company Accounting Oversight Board and Rule 2-07 of Regulation S-X (Communication with Audit Committee).

The audit committee also has received the written disclosures and the letter from McGladrey & Pullen LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the audit committee concerning independence, and has discussed with McGladrey & Pullen LLP its independence.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to the board of directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

Respectfully Submitted:

AUDIT COMMITTEE
Richard W. Gilbert (Chairman)
G. Bradford Bulkley
Mitchell S. Feiger
Arthur L. Knight

The report of the audit committee does not constitute soliciting material and shall not be deemed incorporated by reference or filed into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

On August 10, 2009, the audit committee appointed McGladrey & Pullen LLP as the independent registered public accounting firm to audit the financial statements of Calamos Asset Management for its current fiscal year ending December 31, 2010. Representatives of McGladrey & Pullen LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Change in Independent Auditors

On August 10, 2009, the audit committee approved the dismissal of KPMG LLP as the company’s independent registered public accounting firm effective as of that date. The audit reports of KPMG LLP on the company’s consolidated financial statements for each of the two most recent fiscal years ended December 31, 2008 and 2007, did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG LLP on the effectiveness of internal control over financial reporting as of December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the company’s two most recent fiscal years ended December 31, 2008 and 2007, and the subsequent interim period through August 10, 2009, (i) there were no disagreements between the company and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the subject matter of the disagreements in its report on the consolidated financial statements for such years, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The change in independent auditors was previously reported in the company’s Current Report on Form 8-K filed with the SEC on August 14, 2009. A copy of KPMG LLP’s letter, dated August 14, 2009, stating its agreement with the statements made above was included as an exhibit to the Form 8-K.

The audit report of KPMG LLP relating to the company’s consolidated balance sheet as of December 31, 2008 and consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years ended December 31, 2008 and 2007 was included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. As a condition to giving its consent to the inclusion of this report in the company’s 2009 Form 10-K, KPMG LLP required the company to indemnify KPMG LLP for their legal costs and expenses incurred in a successful defense of any legal action or proceeding brought against them as a result of giving this consent. This indemnification will not apply if KPMG LLP is found guilty of professional malpractice or if KPMG LLP becomes liable for any part of the plaintiff’s damages by virtue of settlement. In addition, the company must reimburse KPMG LLP for its time and expenses, including reasonable attorney’s fees, incurred in responding to any subpoena or other request for documents relating to the company in any proceeding to which KPMG LLP is not a party. The company is not currently aware of any legal action or proceeding which could require indemnification under the arrangement described above. Accordingly, the amounts, if any, which might be paid to KPMG LLP under this arrangement, are presently unknown.

The Office of the Chief Accountant of the SEC indicated in a 1995 interpretive letter that an indemnification arrangement of the type described above will not impair the independence of the former auditor relative to the financial statements covered by its audit report, so long as the indemnification arrangement is entered into after the successor auditor has issued an audit report on the company’s financial statements. Consistent with this interpretive letter, the company entered into the indemnification arrangement with KPMG LLP after McGladrey & Pullen LLP issued its audit report on the company’s consolidated financial statements as of and for the year ended December 31, 2009.

Recommendation of the Board

The board of directors recommends a vote “FOR” the ratification of the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2010. The voting requirements for this proposal are described in the Voting Information section.

Fees Paid to Independent Registered Public Accounting Firm

The following tables set forth the approximate aggregate fees for fiscal years ended December 31, 2009 and 2008 for services rendered by McGladrey & Pullen LLP and KPMG LLP.

	McGladrey &
	Pullen LLP Audit Fees
	Fiscal Years Ended
	December 31,
	2009	2008

Audit fees	$336,404	—
Audit-related fees(1)	22,569	—
Tax fees		—
All other fees		—

Total fees	$358,973	—

(1)	Audit services performed for benefit plan audit.

	KPMG LLP Audit Fees
	Fiscal Years Ended
	December 31,
	2009	2008

Audit fees	$158,471	$530,000
Audit-related fees(1)	8,000	15,500
Tax fees	—	—
All other fees	—	—

Total fees	$166,471	$545,000

(1)	Audit services performed for benefit plan audit in 2008 and for a consent in 2009.

Pre-Approval Process

The full audit committee pre-approves all audit and permissible non-audit services to be provided by the independent auditors, subject to de minimis exceptions contained in the Exchange Act. The audit committee has not adopted pre-approval policies and procedures delegating this responsibility to particular committee members, although it may in the future.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Conflict of Interests Policy

As required under the NASDAQ rules and pursuant to our Conflict of Interests Policy in our second amended and restated certificate of incorporation, related party transactions shall be reviewed and approved by our independent directors or independent stockholders. Our Conflict of Interests Policy also allows related party transactions to be effected pursuant to guidelines approved in good faith by our independent directors or stockholders. The independent directors or independent stockholders must act in good faith and the material facts as to the relationship or interest and as to the transaction must be disclosed or known to them. Approval of a transaction requires the affirmative vote of a majority of the independent directors or voting power held by the independent stockholders.

For more information and to review our Conflict of Interests Policy as adopted, please see Article X of our second amended and restated certificate of incorporation which was Exhibit 3(i) to the company’s Annual Report on Form 10-K filed with the SEC on March 9, 2010.

Since the adoption of our Conflicts of Interests Policy, all related party transactions have been presented to the audit committee of the board of directors for review and approval.

Management Services and Resources Agreements

Calamos Family Partners and Calamos Property Holdings (each of which are owned by the Calamos Principals and family affiliates) have entered into a Management Services and Resources Agreement with the company and Dragon Leasing Corporation (which is solely owned by John P. Calamos, Sr.) has entered into a Management Services Agreement with us. Pursuant to these agreements, as amended, the parties provide to each other certain services and resources, including furnishing office space and equipment, providing insurance coverage, overseeing the administration of their businesses and providing personnel to perform certain management and administrative services. The agreements each have a term of one year and are renewable annually. The agreements are terminable on 30 days notice by either party. In the agreements, each party has agreed to indemnify the other for any damages suffered as a result of the indemnifying party’s breach of the contract, negligence, willful misconduct or reckless disregard of its duties. In accordance with the terms of the agreements, the parties have agreed to pay each other an amount equal to the Direct Cost (as defined below) paid or incurred plus an expense allocation component for indirect expenses such as employee compensation and benefits. “Direct Cost” means, with respect to each service or resource provided, the direct out-of-pocket expenses paid to or incurred with third parties in connection with providing such service or resource, including, without limitation, shipping, handling, travel expenses, payments to third parties (including, without limitation, all professional fees), printing and postage. For the year ended December 31, 2009, management services expenses allocated from the company to Calamos Family Partners, Calamos Property Holdings and Dragon Leasing Corporation were $579,000, $962,000 and $55,000, respectively. Calamos Property Holdings allocated $975,000, of management services expenses to the company during 2009.

Registration Rights Agreement

In connection with our initial public offering, we entered into an agreement with Calamos Family Partners and John P. Calamos, Sr. that grants registration rights with respect to shares of our Class A common stock (which we refer to as registrable securities) issuable or issued upon conversion of shares of our Class B common stock or in exchange for ownership in Calamos Holdings.

The registration rights agreement provides that Calamos Family Partners and John P. Calamos, Sr. and their assigns are entitled to unlimited “piggyback” registration rights, meaning they can include their registrable securities in registration statements filed by us for our own account or for one or more of our stockholders. Calamos Family Partners and John P. Calamos, Sr. and their assigns will also be entitled to, on 15 occasions, “demand” that we register registrable securities held by them at any time, provided that the aggregate number of registrable securities subject to each demand constitutes at least 5% of the registrable securities on the date of the registration rights agreement or has an aggregate minimum market value of at least $85 million. By using two demands, Calamos Family Partners and John P. Calamos, Sr. and their assigns may require that the registration statement be in an appropriate form under the Securities Act of 1933 (a shelf registration statement) relating to any of the registrable securities in accordance with the methods and distributions set forth in the shelf registration statement and under Rule 415 under the Securities Act of 1933. Notwithstanding the foregoing, we will not be required to prepare and file more than two registration statements in any 12-month period pursuant to such demands. We have agreed to pay the costs associated with all such registrations.

The registration rights agreement will remain in effect as long as there are outstanding registrable securities or securities of Calamos Asset Management or Calamos Holdings that are convertible into or exchangeable for registrable securities.

Tax Indemnity Agreement

Calamos Family Partners has entered into an agreement with Calamos Asset Management and Calamos Holdings in order to address certain matters among themselves in respect of the allocation of taxable income and liability for taxes. Under the terms of this agreement, Calamos Family Partners will generally indemnify us for any income taxes (including any interest and penalties on any such income taxes) related to Calamos Family Partners, Inc., Calamos Asset Management (Illinois), Calamos Financial Services, Inc., and Calamos Property Management, Inc. incurred before the initial public offering closing. This indemnification will also cover any income taxes (including any interest and penalties on any such income taxes) incurred upon the conversion of Calamos Family

Partners, Calamos Asset Management (Illinois), Calamos Financial Services, Inc., and Calamos Property Management, Inc. into, respectively, Calamos Partners LLC, Calamos Advisors LLC, Calamos Financial Services LLC and Calamos Property Management LLC. The terms of the Tax Indemnity Agreement will survive until the expiration of the applicable statute of limitations. The Tax Indemnity Agreement contains provisions that allow Calamos Family Partners to control the proceedings of any tax audits and tax controversies that relate to periods prior to the closing of the initial public offering. The Tax Indemnity Agreement also requires cooperation on a going-forward basis among the parties.

Contribution Agreement

In connection with the company’s reorganization, Calamos Family Partners entered into a contribution agreement with Calamos Holdings on October 15, 2004, whereby Calamos Family Partners contributed all of its assets and liabilities, including all of the equity interests in its four wholly owned subsidiaries, to Calamos Holdings. In exchange for contributing its assets and liabilities to Calamos Holdings, Calamos Family Partners received 100% of the membership units in Calamos Holdings. The agreement provides that Calamos Holdings will indemnify Calamos Family Partners and its employees, officers and directors for any losses they may suffer or incur arising out of Calamos Family Partners’ ownership of the contributed assets and liabilities or the conduct of the business prior to the date of the agreement (other than losses which Calamos Family Partners is agreeing to indemnify Calamos Asset Management and Calamos Holdings for under the Tax Indemnity Agreement).

Airplane Lease and Service Agreements

We are party to a non-exclusive aircraft sublease agreement that allows us to lease an airplane from Dragon Leasing Corporation for business travel, subject to availability. Aircraft-related fees incurred under this agreement were $135,000 for the year ended December 31, 2009.

Leases of Corporate Headquarters

In October 2004, Calamos Holdings entered into a 20-year lease with 2020 Calamos Court LLC, a subsidiary of Calamos Property Holdings, with respect to the current corporate headquarters constructed for the company’s occupancy. Rent under the lease commenced in April 2005 and will end on May 31, 2025. Annual base rent payments were approximately $3,200,000 for the year ended December 31, 2009 and will increase 3% annually for the remaining term of the lease. Calamos Holdings may not terminate the lease unless a casualty, condemnation or material temporary taking affects all or a substantial portion of the leased premises. 2020 Calamos Court LLC may terminate the lease only upon specified events of default, which are subject to applicable grace periods.

Effective January 2005, Calamos Holdings has been a party to a six-year lease with 1111 Warrenville Road LLC, a subsidiary of Calamos Property Holdings. Rent under the lease commenced in August 2005 and will end December 31, 2010. Effective May 2006, this lease was amended to increase the square footage leased as part of the company’s disaster recovery program. Due to the company’s move to its new headquarters during 2005 and the resulting decrease in required square footage, this agreement replaced a previous month-by-month agreement under which Calamos Advisors, a subsidiary of Calamos Holdings, was obligated to pay monthly base rents and operating expenses of approximately $84,000 that was terminable by either party with 30 days notice. Annual base rent payments were approximately $822,000 for the year ended December 31, 2009 and will increase 3% annually.

In July 2005, Calamos Holdings entered into an agreement with Primacy Business Center LLC, a subsidiary of Calamos Family Partners, where office space is subleased to Primacy Business Center. During 2009, Calamos Holdings recognized sublease rental income of $366,000.

In August 2005, Calamos Holdings entered into a 20-year lease with 2020 Calamos Court Annex LLC, a subsidiary of Calamos Property Holdings, with respect to the employee dining facility in the company’s corporate headquarters. Rent under the lease commenced in December 2005 and will end on May 31, 2025. Annual base rent and operating expenses were approximately $283,000 for the year ended December 31, 2009 and will increase 3% annually.

In November 2007, Calamos Holdings entered into a seven and one-half year lease with CityGate Centre I LLC, a subsidiary of Calamos Property Holdings, with respect to office space for the company. Rent under the lease commenced in May 2008 and will end on April 30, 2015. Annual base rent and operating expenses are approximately $858,000 for the year ended December 31, 2009 and will increase 2.5% annually. Calamos Holdings has been granted two options to extend the term of the lease for five years each, and has a right of first offer to lease additional contiguous space in the building.

Lunch and Catering Agreement

Calamos Holdings entered into a Lunch and Catering Agreement dated February 13, 2006 with CF Restaurant Enterprises LLC, a subsidiary of Calamos Family Partners, where CF Restaurant Enterprises provides lunch food service to Calamos Holdings through an independent manager at fixed prices in accordance with a pre-approved menu. Calamos Holdings guarantees a certain minimum amount of revenue each business day ($2,750/day) and CF Restaurant Enterprises agrees that certain quantities and combinations of food and beverage will be available at a predetermined price. During 2009, Calamos Holdings incurred expenses of $815,000 related to this agreement.

Employment Arrangements

Effective October 26, 2004, we entered into an employment agreement with John P. Calamos, Jr., the son of John P. Calamos, Sr. Mr. Calamos serves as our Senior Vice President, Portfolio Manager. On January 1, 2006, and on each subsequent January 1, Mr. Calamos’ agreement renewed or will renew for a new three-year term, unless notice of non-renewal is given by the company or Mr. Calamos prior to any such January 1. Under the agreement, Mr. Calamos received an initial base salary of $400,000, an annual discretionary target bonus of 300% of base salary and annual equity awards with a value equal to 225% of his base salary. Mr. Calamos’ annual base salary has since increased to $525,000, with the last increase being effective in February 2007. However, as part of our continuing cost containment initiatives, Mr. Calamos voluntarily reduced his annual base salary for 2010 to $275,000. Mr. Calamos’ total compensation for 2009 was $1,276,330.

Kenneth Witkowski, the step-son of John P. Calamos, Sr. was employed as Vice President and Director of Security and Business Continuity on June 1, 2009. Mr. Witkowski’s total compensation for this seven month period was $141,197.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and persons who beneficially own more than 10% of Calamos Asset Management’s common stock (the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. We have reviewed copies of such reports with respect to fiscal year 2009 and we believe all Reporting Persons complied with the applicable filing requirements for fiscal year 2009.

STOCKHOLDER PROPOSALS

Qualified stockholders who wish to have proposals presented at the 2011 annual meeting of stockholders must deliver them to us by December 20, 2010, in order to be considered for inclusion in next year’s proxy statement and proxy, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. All proposals and nominations must be delivered to our Secretary at 2020 Calamos Court, Naperville, Illinois 60563.

STOCKHOLDER ACCESS/COMMUNICATION

Generally, stockholders who have questions about Calamos Asset Management should contact our Investor Relations Department at (630) 577-9688. However, any stockholders who wish to directly address such questions to our board of directors, or any individual director, including a non-management director, should write to any director or to all directors in care of our Secretary, at 2020 Calamos Court, Naperville, Illinois 60563.

ANNUAL REPORT AND FORM 10-K

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is being sent to all stockholders as of the record date and both are available for viewing on the Internet. Please read this information carefully. However, the financial statements in our Annual Report on Form 10-K do not legally form any part of this proxy soliciting material.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 was filed with the SEC and contains our audited consolidated financial statements and all of the information that the regulations of the SEC require to be presented in an annual report to stockholders. For legal purposes, our Annual Report on Form 10-K is our annual report to stockholders.

Stockholders may also obtain a copy of the Annual Report on Form 10-K, without charge, by visiting the Investor Relations section of our website at http://www.investors.calamos.com/ or by writing to our Secretary, at 2020 Calamos Court, Naperville, IL 60563. Upon written request to our Secretary at the address of our principal executive offices, the exhibits set forth on the exhibit index of our Annual Report on Form 10-K may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits). The contents of the company’s website referenced above are not deemed to be incorporated by reference into this proxy statement.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. We are not householding materials for our stockholders in connection with the annual meeting; however, we have been informed that certain intermediaries will household our proxy materials.

If a broker or other nominee holds your shares and is householding our proxy materials, this means that:

•	Only one annual report and proxy statement will be delivered to multiple stockholders sharing an address unless you call 1-800-542-1061.

•	You can contact us by calling (630) 245-7200 or by writing to our Secretary, at 2020 Calamos Court, Naperville Illinois 60563, to request a separate copy of the annual report on Form 10-K and proxy statement for the annual meeting or you can contact your broker to make the same request.

•	You can request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another stockholder.

OTHER MATTERS

We know of no other voting matters to be presented to you at the annual meeting. As stated in an earlier section, if other matters are considered at the annual meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of Calamos Asset Management.

We post our periodic filings as well as other important information, including corporate governance documents, press releases, investor presentations, assets under management reports and other documents, on our website at http://investors.calamos.com/. We encourage stockholders and investors to visit our website and review such filings, communications and documents.

CALAMOS ASSET
MANAGEMENT, INC.

              70653

▼ FOLD AND DETACH HERE ▼

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS –	FOR	WITHHOLD	EXCEPTIONS*
TERMS TO EXPIRE IN 2011	ALL	FOR ALL				FOR	AGAINST	ABSTAIN

Nominees: 01 G. Bradford Bulkley 02 Mitchell S. Feiger 03 Richard W. Gilbert 04 Arthur L. Knight	☐	☐	☐	2.	RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY'S FISCAL YEAR ENDING DECEMBER 31, 2010.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)				3.	IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

*Exceptions

I plan to attend the meeting.	☐

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

Signature	Signature	Date

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Annual Meeting of
Stockholders of
Calamos Asset Management, Inc.
June 4, 2010
9:00 a.m.
2020 Calamos Court
Naperville, Illinois 60563
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED CLASS A STOCKHOLDER. IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND OTHERWISE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.

ADMISSION TICKET
If you plan to attend the Annual Meeting,
please be sure to check the “I plan to attend the meeting” box on the reverse side of the proxy card.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: www.calamos.com/proxy.
▼FOLD AND DETACH HERE▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
CALAMOS ASSET MANAGEMENT, INC.
     The undersigned hereby appoints John P. Calamos, Sr., Nick P. Calamos and James J. Boyne, attorneys and proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of Class A common stock of Calamos Asset Management, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of Calamos Asset Management, Inc. to be held June 4, 2010 or any adjournment or postponement thereof.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE TO SERVE AS A DIRECTOR AND “FOR” PROPOSAL 2. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. IF ANY OTHER BUSINESS SHOULD COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)

70653